Exhibit 23.1

Consent of the Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-171289) pertaining to the FleetCor Technologies, Inc. Amended and Restated Stock Incentive Plan and FleetCor Technologies, Inc. 2010 Equity Compensation Plan of our report dated January 26, 2012, relating to the carve out financial statements of Allstar Business Solutions Limited, Card Payment Services Division as of and for the year ended 31 December 2010, which appears in the Current Report on Form 8-K/A of FleetCor Technologies, Inc. filed on February 27, 2012.

/s/ Mazars LLP

Birmingham, United Kingdom

February 27, 2012